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Exhibit 4.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
EBIX.COM, INC.

    ebix.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") does hereby certify:

    FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

    RESOLVED, that, subject to Stockholder approval, Article IV of the Certificate of Incorporation of this Corporation be amended and restated to read in its entirety as follows:

      The Corporation is authorized to issue two classes of stock designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of Preferred Stock authorized to be issued is 2,000,000 and each of such shares shall have a par value of ten cents ($.10). The total number of shares of Common Stock authorized to be issued is 40,000,000 and each such share shall have a par value of ten cents ($.10).

      The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series or shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    SECOND: That thereafter, pursuant to a resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

    THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    FOURTH: That the Amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard J. Baum, its Senior Vice President and Chief Financial Officer, this 22nd day of June, 2001.

EBIX COM, INC.
By:	/s/ RICHARD J. BAUM Name: Richard J. Baum Title: Senior Vice President and Chief Financial Officer

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  Exhibit 4.4
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF EBIX.COM, INC.